Exhibit 4.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
COREBRIDGE FINANCIAL, INC.

Corebridge Financial, Inc., a Delaware corporation, hereby certifies as follows:

FIRST.  The name of the corporation is Corebridge Financial, Inc. (the “Company”).  The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 3, 1998 and the name under which it was originally incorporated was SunAmerica Holdings Inc. A Certificate of Amendment changing the name of the Company from SunAmerica Holdings Inc. to SunAmerica Inc. was filed with the Secretary of State on December 29, 1998, and a Certificate of Correction correcting the effective time of the that Certificate of Amendment was filed on January 5, 1999. A Certificate of Amendment changing the name of the Company from SunAmerica Inc. to AIG SunAmerica Inc. was filed with the Secretary of State on June 3, 2002. A Certificate of Amendment changing the name of the Company from AIG SunAmerica Inc. to AIG Retirement Services, Inc. was filed with the Secretary of State on December 4, 2003. A Certificate of Amendment changing the name of the Company from AIG Retirement Services, Inc. to SAFG Retirement Services, Inc. was filed with the Secretary of State on June 10, 2010. A Certificate of Amendment effecting a recapitalization of the Company’s stock was filed with the Secretary of State on November 1, 2021. A Certificate of Amendment changing the name of the Company from SAFG Retirement Services, Inc. to Corebridge Financial, Inc. was filed with the Secretary of State on March 28, 2022. A Certificate of Amendment effecting a recapitalization of the Company’s common stock, including in respect of the par value of each share of the Company’s common stock, was filed with the Secretary of State on September 6, 2022. A Certificate of Amendment authorizing the Company’s issuance of a number of shares of preferred stock and an additional number of shares of its common stock, and effecting a recapitalization of the Company’s common stock was filed with the Secretary of State on September 6, 2022.

SECOND.  This amended and restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon.

THIRD. The amendments contemplated hereby to the certificate of incorporation of said corporation shall be effective upon the filing hereof.

FOURTH. The text of the certificate of incorporation is amended and restated to read herein as set forth in full:

ARTICLE ONE
Name

The name of the Company is COREBRIDGE FINANCIAL, INC.

ARTICLE TWO
Registered Office and Registered Agent

The name of the registered agent in the State of Delaware is Corporation Service Company, whose address is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle.

ARTICLE THREE
Corporate Purposes and Powers

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR
Capital Stock

The total number of shares of all classes of stock which the Company shall have authority to issue is 2,750,000,000, of which 250,000,000 shares are to be preferred stock, par value $1.00 per share (hereinafter called the “Preferred Stock”), and 2,500,000,000 shares are to be common stock, par value $0.01 per share (hereinafter called the “Common Stock”).

The voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock and the Common Stock, in addition to those set forth elsewhere herein, are as follows:

Section 1.          The Preferred Stock may be issued from time to time by the board of directors of the Company (hereinafter called the “Board of Directors”), as shares of one or more series of Preferred Stock, and, subject to subdivisions (2) through (6) of this Article Four, the Board of Directors or a duly authorized committee thereof is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the relative rights, preferences or limitations of the shares of the series, including but not limited to the following:

(a)          The distinctive serial designation of such series which shall distinguish it from other series;

(b)          The number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided in the resolutions creating the series;

(c)          The dividend rate or rates (or method of determining such rate or rates) for shares of such series and the date or dates (or the method of determining such date or dates) upon which such dividends shall be payable;

(d)          Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)          The amount or amounts which shall be paid out of the assets of the Company to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Company;

(f)          The price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed or exchanged, in whole or in part;

(g)          The obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

(h)          The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder into shares of any other class of stock or into shares of any other series of Preferred Stock, except into shares of a class having rights or preferences as to dividends or distribution of assets upon liquidation which are prior or superior in rank to those of the shares being converted;

(i)          The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of more than 50.1% of all Preferred Stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the Amended and Restated Certificate of Incorporation;

(j)          The relative preference or priority as to the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and

(k)          Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.

Section 2.          All Preferred Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 3.          Unless otherwise provided in the resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share or shares of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.

Section 4.          Except as provided in the resolutions of the Board of Directors or a duly authorized committee thereof in establishing the terms of a series of Preferred Stock, so long as any series of Preferred Stock shall be outstanding, in no event shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any junior stock, nor shall any shares of any junior stock be purchased, redeemed or otherwise acquired for value by the Company, unless all dividends on any series of Preferred Stock for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless the Company shall not be in default with respect to any of its obligations with respect to any past period with respect to any sinking fund for any Preferred Stock.  If such payment shall have been made in full to the holders of any series of Preferred Stock, dividends may then be paid on junior stock, according to their respective rights and preferences.

Section 5.          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of any series of Preferred Stock shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof.  If such payment shall have been made in full to the holders of Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares.  If, upon any liquidation, dissolution or winding up of the affairs of the Company, the amounts so payable are not paid in full to the holders of all outstanding shares of any series of Preferred Stock, the holders of any series of Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.  Neither the consolidation or merger of the Company, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of the foregoing provisions of this subdivision (5).

Section 6.          No holder of Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Section 7.          As used herein with respect to the Preferred Stock or in any resolution adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of any particular series of the Preferred Stock as authorized by subdivision (1) of this Article Four, the following terms shall have the following meanings:

(a)          The term “junior stock” shall mean the Common Stock and any other class of stock of the Company hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

(b)          The term “sinking fund” shall mean any fund or requirement for the periodic retirement of shares.

(c)          The term “accrued dividends”, with respect to any share of any series, shall mean an amount computed at the annual dividend rate for the series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

Section 8.          No holder of any share or shares of stock of the Company shall be entitled as of right to subscribe for, purchase or receive any shares of stock of any class or any other securities which the Company may issue, whether now or hereafter authorized, and whether such stock or securities be issued for money or for a consideration other than money or by way of a dividend and all such shares of stock or other securities may be issued or disposed of by the Board of Directors to such persons, firms, corporations, and associations and on such terms as it, in its absolute discretion, may deem advisable, without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

Section 9.          The holders of the shares of Common Stock will be entitled to one vote per share of such stock on all matters except as herein or by statute otherwise provided.

ARTICLE FIVE
Powers of Board of Directors; Meetings; Corporate Books; Etc.

The following provisions are inserted for the management of the business, and for the conduct of the affairs, of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

Section 1.          Subject to the provisions of subdivision (1)(i) of Article Four hereof, the number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Company (hereinafter called the “By-Laws”).  Election of directors need not be by ballot unless the By-Laws so provide.

Section 2.          The Board of Directors shall have powers set forth in the By-Laws.

Section 3.          The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders, as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

Section 4.          The stockholders and directors shall have power to hold their meetings as the By-Laws so provide and (except as the laws of the State of Delaware shall otherwise provide) keep the books, documents and papers of the Company, outside of the State of Delaware, and to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

Section 5.          In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.

ARTICLE SIX
Transactions with Directors

No contract or other transaction between the Company and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Company, and no act of the Company shall in any way be affected or invalidated by the fact that any of the directors of the Company are financially or otherwise interested in, or are directors or officers of, such other corporation; any director individually, or any firm of which such director may be a member, may be a party to, or may be financially or otherwise interested in, any contract or transaction of the Company, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the Company who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Company which shall authorize such contract or transaction and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

ARTICLE SEVEN
Indemnification of Directors and Officers

The Company shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or serves or served any other enterprise at the request of the Company.

ARTICLE EIGHT
Reservation of Right to Amend
Certificate of Incorporation

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Without limiting the generality of the foregoing, the Board of Directors of the Company may amend, alter, change or repeal any provision contained in this Certificate of Incorporation by an affirmative vote of a majority of the Board of Directors, followed by the affirmative vote of a majority of the shares of common stock then entitled to vote at any annual or special meeting of stockholders.

ARTICLE NINE
Elimination of Certain Liability of Directors and Officers

No director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (the “DGCL”) as presently in effect or as the same may hereafter be amended.  No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

ARTICLE TEN
Corporate Opportunity Waiver

Section 1.          In recognition and anticipation of the fact that (i) certain directors, principals, officers, employees and/or other representatives of AIG, Blackstone and their respective Affiliates may serve as a director of the Company, (ii) AIG, Blackstone and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, and (iii) directors who are not employees of the Company or the subsidiaries of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, the provisions of this Article are set forth to regulate and define the conduct and certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve AIG, Blackstone, the Non-Employee Directors or their respective Affiliates, as applicable, and the powers, rights, duties and liabilities of the Company and its directors and stockholders in connection therewith. The Company hereby agrees that none of (A) AIG or any of its Affiliates, (B) Blackstone or any of its Affiliates or (C) the Non-Employee Directors or his or her Affiliates (the persons identified in clauses (A), (B) and (C) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by (but otherwise subject to) applicable law, have any duty to refrain from, directly or indirectly, (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 2 of this Article. Subject to Section 2 of this Article, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder or director of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

Section 2.          Notwithstanding anything to the contrary contained in this Article, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 1 shall not apply to any such corporate opportunity.

Section 3.          For purposes of this Article, (i) “AIG” means American International Group, Inc.”, (ii) “Blackstone” means “Argon Holdco LLC”, (iii) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person, where “control,” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing, and (iv) for the avoidance of doubt, neither the Company nor any of its subsidiaries shall be deemed to be an “Affiliate” of Blackstone or AIG.

Section 4.          Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article.

ARTICLE ELEVEN
Section 203 of the DGCL

The Company elects not to be governed by Section 203 of the DGCL (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date on which AIG ceases to beneficially own (directly or indirectly) at least five percent (5%) of the outstanding shares of Common Stock. From and after such date, the Company shall be governed by Section 203 so long as Section 203 by its terms would apply to the Company.

IN WITNESS WHEREOF, said COREBRIDGE FINANCIAL, INC. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Christina Banthin, its Corporate Secretary, this sixth day of September, 2022.

COREBRIDGE FINANCIAL, INC.
By	/s/ Christina Banthin